EXHIBIT 99.2

Section 2: EX – 99.2 (PRESS RELEASE)

Filed by Orrstown Financial Services, Inc. Commission File No.: 033-18888

FOR IMMEDIATE RELEASE	CONTACT: Robert J. Gentry Director of Marketing 717.530.3545 Phone 717.532.4099 Fax

ORRSTOWN FINANCIAL SERVICES ANNOUNCES REINSTATEMENT

OF DIVIDEND REINVESTMENT PLAN

Shippensburg, PA (July 26, 2007) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) has announced the reinstatement of the dividend reinvestment option under its Dividend Reinvestment and Stock Purchase Plan (the Plan), effective with the payment of the fourth quarter dividend in 2007. The Plan was originally adopted on September 16, 1999 but was temporarily suspended with the first quarter dividend payment in 2006.

With the reinstatement of the Dividend Reinvestment Plan, shareholders will again be permitted to reinvest all or a portion of their cash dividends in company stock. Within the next month shareholders will receive a letter notifying them of the Company’s decision to reinstate the Plan. Participation in the Plan is voluntary. An Authorization and Enrollment Form will be provided in order to permit new participants to enroll and prior participants to change their reinvestment instructions. Shareholders previously enrolled in the Plan before it was suspended will continue to participate in the Plan upon the same terms without further action on their part.

Commenting on the action, Kenneth R. Shoemaker, President and Chief Executive Officer, stated, “The Board of Directors decided to reinstate the Dividend Reinvestment Plan based on its tremendous popularity among our shareholder base. The Plan provides an easy way for shareholders to obtain additional company stock simply by reinvesting their cash dividends. We want to remind shareholders that they can also purchase Orrstown stock through the open market by contacting company market makers or any brokerage firm.” Orrstown Financial Services, Inc.’s common stock is quoted on the NASD Over-the-Counter Bulletin Board under the symbol ORRF.

Orrstown Financial Services has over $828 million in assets and operates twenty offices in four counties through its subsidiary, Orrstown Bank. Additional information about the Company and Orrstown Bank is available on the Internet at www.orrstown.com.

This communication does not constitute an offer to sell nor a solicitation of an offer to buy any securities. The offering of securities for sale pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan is made only by the Prospectus dated December 10, 1999, as supplemented on January 24, 2002. A copy of the Prospectus, as supplemented, may be obtained from the Plan Administrator, Orrstown Bank. Any questions regarding the Plan may be directed to the Plan Administrator.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to achieve anticipated acquisition related operational efficiencies, the ability to enhance revenues through increased market penetration, expanded lending capacity and product offerings and other risks detailed from time to time in the Company’s SEC filings, including Forms 10-Q and 10-K (copies of which are available from the Company without charge in hard copy or online at www.sec.gov). The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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